ITRONICS INC. AND SUBSIDIARIES
                         COMPUTATION OF LOSS PER SHARE
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,1997 AND 1996

                                  EXHIBIT 11


                       Three Months Ended Sept 30,  Nine Months Ended Sept 30,
                       ---------------------------  -------------------------
                               1997        1996           1997        1996
                            ----------  ----------     ---------  ----------
Common and common
 equivalent shares used in
 determining net loss per
 share

Weighted average number of
 common shares outstanding
 during the period(1,000's)     32,476      29,674        31,000      29,236

Common equivalent shares           -           -             -           -
                            ----------  ----------    ----------  ----------

                                32,476      29,674        31,000      29,236
                            ==========  ==========    ==========  ==========


Net income Loss)            $(111,806)   $ (50,541)    $(338,547)  $(133,733)

Cumulative preferred dividends
for the period                ( 6,240)     ( 9,880)      (26,000)    (29,640)
                            ----------   ----------    ----------  ----------

Net income (loss) less
 cumulative preferred
 dividends for the period   $(118,046)   $ (60,421)    $(364,547)  $(163,373)
                            ==========   ==========    ==========  ==========

Earnings (Loss) per share   $( 0.0036)   $( 0.0020)    $( 0.0118)  $( 0.0056)
                            ==========   ==========    ==========  ==========




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